Exhibit 5.1

Goodwin Procter LLP
3025 John F Kennedy Blvd
Philadelphia, PA 19104

goodwinlaw.com
+1 445 207 7800

November 10, 2026

TELA Bio, Inc.

1 Great Valley Parkway, Suite 24

Malvern, PA 19355

Re:	Securities Being Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by TELA Bio, Inc., a Delaware corporation (the “Company”), of up to $150,000,000 of any combination of (i) the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) the Company’s preferred stock (“Preferred Stock”), (iii) the Company’s debt securities (“Debt Securities”), (iv) warrants to purchase Common Stock, Preferred Stock, Debt Securities or Units (as defined below ) (“Warrants”), (v) units comprised of Common Stock, Preferred Stock, Debt Securities, Subscription Rights (as defined below), Warrants and other securities in any combination (“Units”), and (vi) rights to purchase the Company’s Common Stock, Preferred Stock, Debt Securities or other securities at a future date or dates (“Subscription Rights”). The Common Stock, Preferred Stock, Debt Securities, Warrants, Units and Subscription Rights are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Warrants, Units and Subscription Rights) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and the law of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Debt Securities, Warrants and Units and Subscription Rights, and the indentures, warrant agreements, unit agreements and other agreements governing Securities offered pursuant to the Registration Statement will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Unit or Subscription Right), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, then available for issuance under the Company’s certificate of incorporation as then in effect (the “Charter”).

TELA Bio, Inc.

November 10, 2026

For purposes of the opinions set forth below, we refer to the following as the “Future Approval and Issuance” of Securities:

•	with respect to any of the Securities, (a) the approval by the Company of the amount, terms and issuance of such Securities (the “Approval”) and (b) the issuance of such Securities in accordance with the Approval upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid in accordance with the Approval;

•	with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law and (b) the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law;

•	with respect to Debt Securities, (a) the approval, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and the trustee and/or (b) the establishment of the terms of such Securities by the Company in conformity with the indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the indenture or supplemental indenture and applicable law; and

•	with respect to Warrants, Units or Subscription Rights, (a) the approval, execution and delivery by the Company and any other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such Securities and the issuance of such Securities in conformity with those terms, the terms of any applicable agreement and applicable law.

TELA Bio, Inc.

November 10, 2026

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.             Upon the Future Approval and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.             Upon the Future Approval and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.             Upon the Future Approval and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

4.             Upon the Future Approval and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

5.             Upon the Future Approval and Issuance of Units, such Units will be valid and binding obligations of the Company.

6.             Upon the Future Approval and Issuance of Subscription Rights, such Subscription Rights will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP